For Immediate Release Contact: Media: Andrew Butcher 212-852-7070

Investors: Reed Nolte 212-852-7092

News Corporation Announces Delay In Sale of United Kingdom Property

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NEW YORK, NY, June 28, 2006 -- News Corporation today announced that the completion of a property sale in the United Kingdom -- previously expected to occur in fiscal 2006 -- would now be postponed until fiscal 2007 due to the timing of regulatory approvals. As a result of, and solely due to, this postponement, the Company now expects reported operating income growth for fiscal 2006 to be approximately 8 per cent. Absent the effect of the incremental costs associated with the printing plant project, as discussed below, we continue to expect operating income growth for fiscal 2006 of approximately 12 percent.

Under the expectation that the sale would be completed in fiscal 2006, the Company had previously disclosed that it expected its reported operating income growth for the fiscal year would be approximately 12 percent over fiscal 2005. As previously disclosed, this growth was premised on the Company's printing plant project in the UK having essentially no net effect on the company's fiscal 2006 operating income growth. This was due to the expectation that the gain of approximately $140 million on the UK property sale would essentially offset the redundancy costs and increased deprecation expense relating to the printing plant project.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of March 31, 2006 of approximately US$55 billion and total annual revenues of approximately US$25 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.